EXHIBIT 7.2

AMENDMENT TO
MEMBERSHIP INTEREST OPTION AGREEMENT

This AMENDMENT TO MEMBERSHIP INTEREST OPTION AGREEMENT (the “Amendment”), is dated as of June 19, 2014, and is made and entered into by and between My GO Games, LLC, a Minnesota limited liability company (“MGG”), OBJ Enterprises, Inc., a Florida corporation (“OBJ”), and Paul Watson (“Holder”) in accordance with the membership interest option agreement entered into by and between MGG and the Holder on May 1, 2014 (the “Option Agreement”).  Capitalized terms not defined herein shall have the same meaning as in the Option Agreement.

Recitals

WHEREAS, MGG, OBJ and Great Outdoors, LLC, a Delaware limited liability company (“GO”), are parties to a share exchange agreement dated June 19, 2014 (the “Share Exchange Agreement”) pursuant to which OBJ will issue 50,323,526 shares of its common stock to GO in exchange for all of the issued and outstanding membership interests of MGG held by GO (the “Share Exchange”).

WHEREAS, upon closing of the Share Exchange and approval by OBJ’s shareholders, OBJ shall amend its articles of incorporation to increase OBJ’s authorized capital stock to 250,000,000 shares of common stock, par value $0.0001 (the “OBJ Share Increase”).

WHEREAS, the Option Agreement granted the Holder an option (the “Option”) to purchase up to 15,000,000 membership interests of MGG in accordance with the Option Agreement.

WHEREAS, in connection with the Share Exchange, MGG, OBJ and the Holder desire to amend the Option Agreement so that as of the Closing of the Share Exchange the Option is exercisable to purchase 15,000,000 shares of common stock of OBJ (the “OBJ Option Shares”) in lieu of membership interests of MGG at the same price and on the same terms and subject to the same conditions as provided in the Option Agreement, provided, however, that the OBJ Option shall not be exercisable, and no OBJ Option Shares shall be issuable, until after the effective date of the OBJ Share Increase.

WHEREAS, Section 10 of the Option Agreement provides that the Option Agreement may be amended in writing signed by an authorized officer of MGG.

WHEREAS, the Holder desires to enter into this Amendment with OBJ in consideration of OBJ completing the Share Exchange and the continued employment of the Holder at MGG following the Share Exchange pursuant to the terms and conditions of the Holder’s current employment with MGG.

Amendment

NOW THEREFORE, in consideration of the mutual covenants set forth herein and good and valuable consideration given by both parties, OBJ, MGG and the Holder agree as follows:

1.	Option Amendment. OBJ, MGG and Holder hereby agree that:

a.
In all instances in the Option Agreement where reference is made to Membership Interests of MGG, defined therein as “Units” such references to Units are hereby amended and replaced with shares of common stock of OBJ, defined as “Shares”.

b.
Except in relation to references to “the Company” in the context of employment matters under the Option Agreement and in relation to Section 3 regarding a “Change in Control”, all other references to “the Company” shall be amended to refer to OBJ in place of MGG, including but not limited to, references to “the Company” in relation to the manner of exercise under Section 4 and the payment of the exercise price. For greater certainty, notice of exercise shall be given to the Secretary of OBJ on form provided by OBJ and payment of the exercise price shall be to OBJ.

c.	Section 10 is amended to provide that the Option Agreement is to be governed and construed in accordance with the laws of the State of Florida.

d.	Section 11 is added to the Option Agreement as follows:

“11.  Restriction of Exercise.  The HOLDER agrees that this Option may not be exercised unless and until the OBJ Share Increase is effective.  The Company shall use its reasonable best efforts to effect the OBJ Share Increase as soon as possible.  Following the effectiveness of the OBJ Share Increase, the Company agrees to reserve sufficient Shares from its authorized capital to permit the issuance of all Shares issuable upon exercise of the Option in full.”

2.
Release of MGG.  The Holder hereby agrees that issuance of the OBJ Option Shares upon exercise of the Option in accordance with its terms and conditions is satisfaction in full of his rights under the Option Agreement and that, pursuant to this Amendment, Holder will have no right or entitlement of any kind to the issuance of any MGG membership interests or any other securities of MGG.  The Holder hereby releases MGG from all obligations under the Option Agreement to deliver MGG membership interests or any other securities of MGG in substitution thereof upon exercise of the Option.

3.	Securities Representations. The Holder hereby represents and warrants to OBJ and MGG as follows:

a.
The Holder understands that the Option as amended and the OBJ Option Shares issuable upon exercise of the Option have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities agency or any securities commission and the Option and the OBJ Option Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or the applicable securities laws of any state of the United States and may not be offered or sold absent such registration or an exemption from such registration requirements.

b.
The Holder is acquiring the Option as amended and any OBJ Option Shares for investment purposes, only for his own account and not with a view to, or for, resale in connection with any distribution of the Option or the OBJ Option Shares within the meaning of the Securities Act; the Holder understands the legal consequences of the foregoing representations and warranties to mean that the Holder must bear the economic risk of the investment for an indefinite period of time.

c.
The Holder acknowledges that it has not relied upon OBJ or MGG or their respective counsels for legal, financial or tax advice.  The Holder understands that this Amendment may have tax consequences to the Holder that are not described in this Amendment and the Holder is responsible to seeking his own tax advice in relation to this Amendment.

d.	The Holder’s financial position enables Holder to bear the risks of this investment and the Holder either (check one):

☐ either alone or with his purchaser representatives has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment in the Option as amended and the OBJ Shares; OR

☐ is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

e.
The Holder has not received this Amendment to the Option to offer OBJ Shares as a result of any form of general solicitation or general advertising (as those terms are used in Rule 502 of Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising or as a result of any public offering within the meaning of Section 4(a)(2) of the Securities Act.

f.
The Holder understands and agrees that this Amendment to the Option to offer OBJ Shares upon exercise of the Option is being made pursuant to an exemption from the registration requirements under the Section 4(a)(2) of the Securities Act and pursuant to similar exemptions under applicable state securities laws.

g.	The Holder acknowledges that exercise of the Option as amended is subject to the securities law restrictions set forth in Section 8 of the Option Agreement.

h.
The Holder will execute and deliver within the applicable time periods all documentation as may be required by applicable federal or state securities laws to permit the acquisition of the Option as amended and the OBJ Option Shares on the terms set forth herein and, if required by applicable federal or state securities laws or stock exchange rules, it will execute, deliver and file or assist OBJ in obtaining and filing such reports, undertakings, and other documents relating to the receipt of the Option as amended and the issuance of the OBJ Option Shares by it as may be required by any applicable federal or state securities laws, securities commissions, stock exchange or other regulatory authority.

4.
Governing Law.  The domestic law, without regard to conflicts of laws principles, of the State of Florida will govern all questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment.

5.
Counterparts.  This Amendment may be executed in one or more counterparts, each of which so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  Counterpart signatures of this Amendment that are delivered by facsimile or other electronic means shall have the same force and effect as original signatures.

[Signatures Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

OBJ Enterprises, Inc.:

By:  /s/ Paul Watson

Name:  Paul Watson

Title:  President

My GO Games, LLC:

By:  /s/ Daniel Hammett

Name:  Daniel Hammett

Title:  Chief Executive Officer

Holder:

/s/ Paul Watson

Paul Watson

[Signature Page to Amendment to Option Agreement]